Exhibit 99.1
OneSpan Reports First Quarter 2023 Financial Results

First Quarter Financial Results
•Total revenue grew 10% year-over-year to $57.6 million
•Subscription revenue grew 29% year-over-year to $30.0 million
•Annual Recurring Revenue (ARR) grew 10% year-over-year to $141.3 million1
•Net Retention Rate (NRR) of 108%2
CHICAGO, May 4, 2023 – OneSpan Inc. (Nasdaq: OSPN), the digital agreements security company, today reported financial results for the first quarter ended March 31, 2023.

“I am pleased by the 10% revenue growth we reported in the first quarter of our three-year transformation plan,” stated OneSpan CEO, Matt Moynahan. “We are investing in sales and marketing and product development to drive ARR growth in the second half of the year and position the Company for long-term profitable growth.”

Key Financial Results

First Quarter 2023 Financial Highlights
•Total revenue was $57.6 million, an increase of 10% compared to $52.4 million for the same quarter of 2022. Digital Agreements revenue was $11.6 million, a decrease of 13% year-over-year. Security Solutions revenue was $46.1 million, an increase of 18% year-over-year.
•ARR increased 10% year-over-year to $141.3 million.
•Gross profit was $39.3 million, or 68% gross margin, compared to $36.7 million, or 70% in the same period last year.
•Operating loss was $8.1 million, compared to operating loss of $9.2 million in the same period last year.
•Net loss was $8.4 million, or $(0.21) per diluted share compared to net income of $5.2 million, or $0.13 per diluted share in the same period last year. Non-GAAP net loss was $3.7 million, or $(0.09) per diluted share, compared to net loss of $0.3 million, or $0.01 per diluted share, in the same period last year.3
•Adjusted EBITDA was $(1.6) million compared to $0.2 million in the same period last year.
•Cash, cash equivalents and short-term investments were $106.5 million at March 31, 2023 compared to $98.5 million at December 31, 2022 and $119.9 million at March 31, 2022.

Financial Outlook
For the Full Year 2023, OneSpan expects:
•Revenue to be in the range of $232 million to $242 million, representing a growth rate of 6% - 11%
•ARR to be in the range of $157 million to $164 million, representing a growth rate of 13% - 18%
•Adjusted EBITDA to be in the range of $3 million to $6 million3

Conference Call Details
In conjunction with this announcement, OneSpan Inc. will host a conference call today, May 4, 2023, at 4:30 p.m. ET. During the conference call, Mr. Matthew Moynahan, CEO, and Mr. Jorge Martell, CFO, will discuss OneSpan’s results for the first quarter 2023.

To access the conference call, dial 833-470-1428 for the U.S and 833-950-0062 for Canada. For other global dial-in numbers, please refer to the press release dated April 11, 2023, announcing our first quarter earnings release conference call on the investor section of our website at investors.onespan.com. The access code for the call is 091832.

The conference call is also available in listen-only mode at investors.onespan.com. The recorded version will be available on the OneSpan website as soon as possible following the call and will be available for replay for approximately one year.
____________________________________________
1ARR is calculated as the approximate annualized value of our customer recurring contracts with a term of at least one year, as of the measurement date. These include subscription, term-based license, and maintenance contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal, or until such customer notifies us that it is not renewing its recurring contract.
2NRR is defined as the approximate year-over-year growth in ARR from the same set of customers at the end of the prior year period.
3An explanation of the use of Non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of each Non-GAAP financial measure to the most directly comparable GAAP financial measure has also been provided in the tables below. We are not providing a reconciliation of Adjusted EBITDA guidance to GAAP net income, the most directly comparable GAAP measure, because we are unable to predict certain items included in GAAP net income without unreasonable efforts.

About OneSpan
OneSpan helps organizations accelerate digital transformations by enabling secure, compliant, and refreshingly easy customer agreements and transaction experiences. Organizations requiring high assurance security, including the integrity of end-users and the fidelity of transaction records behind every agreement, choose OneSpan to simplify and secure business processes with their partners and customers. Trusted by global blue-chip enterprises, including more than 60% of the world’s largest 100 banks, OneSpan processes millions of digital agreements and billions of transactions in 100+ countries annually.
For more information, go to www.onespan.com. You can also follow @OneSpan on Twitter or visit us on LinkedIn and Facebook.
Forward-Looking Statements
This Press Release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding the outcomes we expect from our strategic transformation plan; expected results of the investments we are making in sales, marketing, and product development, including the ability of those investments to position us for long-term profitable growth; our plans for managing our Digital Agreements and Security Solutions segments; expectations regarding our ability to attract new customers and retain existing customers; efficiency, functionality and other expectations for our next-generation transaction-cloud platform; the timing for general availability of new or enhanced products; our expectations regarding our use of technology acquired in our ProvenDB acquisition or other acquisitions we may complete in the future; the potential benefits, performance and functionality of our products and solutions, including future offerings; future plans or trends in sales and marketing, research and development, and general and administrative expenditures; expectations regarding sources and uses of cash; plans to expand our salesforce and distribution channels; the impact of foreign currency exchange rate fluctuations; the impact of inflation; the effects of supply chain disruptions; plans or expectations for inventory management in our Digipass business; impacts of macroeconomic conditions or geopolitical conflict; trends in hiring or compensation costs; our 2023 financial guidance; and our general expectations regarding our operational or financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Important factors that could materially affect our business and financial results include, but are not limited to: our ability to execute our strategic transformation plan; our ability to attract new customers and retain and expand sales to existing customers; our ability to effectively develop and expand our sales and marketing capabilities; our ability to hire, train, and retain sales and other employees necessary to implement our strategic transformation plan; our ability to successfully develop and market new product offerings and product enhancements; the loss of one or more large customers; difficulties enhancing and maintaining our brand recognition; competition; lengthy sales cycles; departures of senior management or other key employees; changes in customer requirements; interruptions or delays in the performance of our products and solutions; real or perceived malfunctions or errors in our products; the potential effects of technological changes; economic recession, inflation, and political instability; our ability to effectively manage third party partnerships, acquisitions, divestitures, alliances, or joint ventures; security breaches or cyber-attacks; claims that we have infringed the intellectual property rights of others; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; component shortages; delays and disruption in global transportation and supply chains; reliance on third parties for certain products and data center services; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as other factors described in the “Risk Factors” section of our Annual Report on Form 10-K. Our filings with the Securities and Exchange Commission (the “SEC”) and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.

Unless otherwise noted, references in this press release to “OneSpan”, “Company”, “we”, “our”, and “us” refer to OneSpan Inc. and its subsidiaries.

OneSpan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue
Product and license	$33,146	$29,485
Services and other	24,461	22,962
Total revenue	57,607	52,447

Cost of goods sold
Product and license	11,288	9,079
Services and other	7,033	6,690
Total cost of goods sold	18,321	15,769

Gross profit	39,286	36,678

Operating costs
Sales and marketing	20,011	15,000
Research and development	9,463	12,096
General and administrative	16,653	14,784
Restructuring and other related charges	706	2,659
Amortization of intangible assets	583	1,382
Total operating costs	47,416	45,921

Operating loss	(8,130)	(9,243)

Interest income (expense), net	503	(17)
Other (expense) income, net	(40)	15,647

Income (loss) before income taxes	(7,667)	6,387
Provision for income taxes	689	1,173

Net income (loss)	$(8,356)	$5,214

Net loss per share
Basic	$(0.21)	$0.13
Diluted	$(0.21)	$0.13

Weighted average common shares outstanding
Basic	40,057	39,577
Diluted	40,057	39,687

OneSpan Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
(Unaudited)

	March 31,	December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$106,519	$96,167
Restricted cash	1,017	1,208
Short-term investments	—	2,328
Accounts receivable, net of allowances of $1,676 in 2023 and $1,600 in 2022	32,285	65,132
Inventories, net	15,640	12,054
Prepaid expenses	7,938	6,222
Contract assets	4,256	4,520
Other current assets	8,603	10,757
Total current assets	176,259	198,387
Property and equipment, net	15,095	12,681
Operating lease right-of-use assets	7,635	8,022
Goodwill	92,243	90,514
Intangible assets, net of accumulated amortization	13,323	12,482
Deferred income taxes	1,919	1,901
Other assets	10,832	11,095
Total assets	$317,306	$335,082
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$17,255	$17,357
Deferred revenue	54,072	64,637
Accrued wages and payroll taxes	14,163	18,345
Short-term income taxes payable	1,932	2,438
Other accrued expenses	9,309	7,664
Deferred compensation	222	373
Total current liabilities	96,953	110,814
Long-term deferred revenue	5,715	6,269
Long-term lease liabilities	8,093	8,442
Long-term income taxes payable	2,565	2,565
Deferred income taxes	1,210	1,197
Other long-term liabilities	3,439	2,484
Total liabilities	117,975	131,771
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at March 31, 2023 and December 31, 2022	—	—
Common stock: $.001 par value per share, 75,000 shares authorized; 40,987 and 40,764 shares issued; 39,949 and 39,726 shares outstanding at March 31, 2023 and December 31, 2022, respectively	40	40
Additional paid-in capital	110,019	107,305
Treasury stock, at cost, 1,038 shares outstanding at March 31, 2023 and December 31, 2022	(18,222)	(18,222)
Retained earnings	120,382	128,738
Accumulated other comprehensive loss	(12,888)	(14,550)
Total stockholders' equity	199,331	203,311
Total liabilities and stockholders' equity	$317,306	$335,082

OneSpan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(8,356)	$5,214
Adjustments to reconcile net loss from operations to net cash used in operations:
Depreciation and amortization of intangible assets	1,319	2,097
Gain on sale of equity-method investment	—	(14,810)
Deferred tax benefit	8	794
Stock-based compensation	3,812	1,360
Changes in operating assets and liabilities:
Accounts receivable	33,134	20,559
Inventories, net	(3,361)	(260)
Contract assets	278	(904)
Accounts payable	(273)	(941)
Income taxes payable	(512)	(332)
Accrued expenses	(1,963)	(2,723)
Deferred compensation	(151)	(797)
Deferred revenue	(11,390)	(5,156)
Other assets and liabilities	692	(441)
Net cash provided by (used in) operating activities	13,237	3,660

Cash flows from investing activities:

Purchase of short-term investments	—	(15,812)
Maturities of short-term investments	2,330	14,500
Additions to property and equipment	(3,069)	(272)
Additions to intangible assets	(7)	(7)
Cash paid for acquisition of business	(1,800)	—
Sale of equity-method investment	—	18,874
Net cash (used in) provided by investing activities	(2,546)	17,283

Cash flows from financing activities:
Tax payments for restricted stock issuances	(1,098)	(635)
Net cash used in financing activities	(1,098)	(635)

Effect of exchange rate changes on cash	569	(45)

Net increase in cash	10,162	20,263
Cash, cash equivalents, and restricted cash, beginning of period	97,374	64,228
Cash, cash equivalents, and restricted cash, end of period	$107,536	$84,491

Business Transformation
We are currently in the midst of a business transformation. In May 2022, we announced a three-year strategic transformation plan that began on January 1, 2023. We believe this transformation plan will enable us to build on our strong solution portfolio and market position, enhance our enterprise go-to-market strategy, accelerate revenue growth, and drive efficiencies to support margin expansion and increased profitability. In conjunction with the strategic transformation plan and to enable a more efficient capital deployment model, effective with the quarter ended June 30, 2022, we began reporting under the following two lines of business, which are our reportable operating segments: Digital Agreements and Security Solutions.

•Digital Agreements. Digital Agreements consists of solutions that enable our clients to secure and automate business processes associated with their digital agreement and customer transaction lifecycles that require consent, non-repudiation and compliance. These solutions, which are largely cloud-based, include our OneSpan Sign e-signature solution and our OneSpan Notary and Virtual Room solutions. As our transformation plan progresses, we expect to include other cloud-based security modules associated with the secure transaction lifecycle of identity verification, authentication, virtual interactions and transactions, and secure digital storage in the Digital Agreements segment. This segment also includes costs attributable to our transaction cloud platform.
•Security Solutions. Security Solutions consists of our broad portfolio of software products and/or software development kits (SDKs) that are used to build applications designed to defend against attacks on digital transactions across online environments, devices and applications. These solutions, which are largely on-premises software products, include identity verification, multi-factor authentication and transaction signing, such as mobile application security, mobile software tokens, and Digipass authenticators that are not cloud-connected devices.

Segment operating income consists of the revenues generated by a segment, less the direct costs of revenue, sales and marketing, research and development expenses, amortization expense, and restructuring and other related charges that are incurred directly by a segment. The Company recorded $0.6 million of amortization expense in Digital Agreements operating income during the three months ended March 31, 2023 and 2022. The Company recorded $0 and $0.8 million of amortization expense in Security Solutions operating income during the three months ended March 31, 2023 and 2022, respectively. Unallocated corporate costs include costs related to administrative functions that are performed in a centralized manner that are not attributable to a particular segment.

Prior to 2023, the company allocated certain cost of goods sold and operating expenses to its two reportable segments using a direct cost allocation and an allocation based on revenue split between the segments. Beginning in the first quarter of 2023, and as a result of the ongoing strategic transformation, the Company refined its allocation methodology to better align internal and external costs more directly to where the employee efforts are being spent on each segment moving forward. As a result of this change, there was an increase in cost of goods sold and operating expenses being allocated to the Digital Agreements segment, which better aligns with the investments the Company is making to grow that segment as compared to its Security Solutions segment.

Segment and consolidated operating results (unaudited):

	Three Months Ended March 31,
(In thousands, except percentages)	2023	2022
Digital Agreements
Revenue	$11,552	$13,301
Gross profit	$8,448	$10,286
Gross margin	73%	77%
Operating income (loss)	$(6,033)	$1,125

Security Solutions
Revenue	$46,055	$39,146
Gross profit	$30,838	$26,392
Gross margin	67%	67%
Operating income	$15,631	$7,689

Total Company:
Revenue	$57,607	$52,447
Gross profit	$39,286	$36,678
Gross margin	68%	70%

Statements of Operations reconciliation:
Segment operating income	$9,598	$8,814
Corporate operating expenses not allocated at the segment level	(17,728)	(18,057)
Operating loss	$(8,130)	$(9,243)
Interest income (expense), net	503	(17)
Other (expense) income, net	(40)	15,647
Income (loss) before income taxes	$(7,667)	$6,387
Revenue by major products and services (unaudited):

	Three Months Ended March 31,
	2023		2022
	Digital Agreements	Security Solutions	Digital Agreements	Security Solutions
(In thousands)
Subscription	$10,348	$19,608	$11,671	$11,598
Maintenance and support	996	10,165	1,352	10,594
Professional services and other (1)	208	1,416	278	1,603
Hardware products	—	14,866	—	15,351
Total Revenue	$11,552	$46,055	$13,301	$39,146
(1)Professional services & other includes perpetual software licenses revenue, which was less than 2% of total revenue for the three months ended March 31, 2023 and 2022.
Non-GAAP Financial Measures
We report financial results in accordance with GAAP. We also evaluate our performance using certain Non-GAAP financial metrics, namely Adjusted EBITDA, Non-GAAP Net Income (Loss) and Non-GAAP Diluted Net Income (Loss) Per Share. Our management believes that these measures, when taken together with the corresponding GAAP financial metrics, provide useful supplemental information regarding the performance of our business, as further discussed in the descriptions of each of these Non-GAAP metrics below.
These Non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these Non-GAAP financial measures are useful for the purposes described below, they have limitations associated with their use, since they exclude items that may have a material impact on our reported results and may be different from similar measures used by other companies. Additional information about the Non-GAAP financial measures and reconciliations to their most directly comparable GAAP financial measures appear below.

Adjusted EBITDA
We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, long-term incentive compensation, and certain non-recurring items, including acquisition related costs, lease exit costs, rebranding costs, and non-routine shareholder matters. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, impairment of intangible assets, restructuring costs, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, non-routine shareholder matters), deal with the structure or financing of the business (e.g., interest, one-time strategic action costs, restructuring costs, impairment charges) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). In addition, removing the impact of these items helps us compare our core business performance with that of our competitors.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(unaudited)

	Three Months Ended March 31,
(In thousands)	2023	2022
Net income (loss)	$(8,356)	$5,214
Interest income (expense), net	(503)	17
Provision for income taxes	689	1,173
Depreciation and amortization of intangible assets (1)	1,319	2,097
Long-term incentive compensation	3,923	1,224
Restructuring and other related charges	706	2,659
Other non-recurring items (2)	585	(12,144)
Adjusted EBITDA	$(1,637)	$240

(1) Includes depreciation and amortization expense directly related to generating cloud subscription revenue of less than $0.1 million and $0 million at March 31, 2023 and 2022, respectively. Costs are recorded in Cost of service and other revenue.
(2) For the three months ended March 31, 2023, non-recurring items include $0.6 million of fees related to non-recurring projects and our acquisition of ProvenDB.
For the three months ended March 31, 2022, non-recurring items include a $(14.8) million non-operating gain on sale of our investment in Promon and $2.7 million of outside services related to our strategic action plan.

Non-GAAP Net Income (Loss) and Non-GAAP Diluted Net Income (Loss) Per Share
We define Non-GAAP Net Income (Loss) and Non-GAAP Diluted Net Income (Loss) Per Share as net income (loss) or diluted net income (loss) per share, as applicable, before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, impairment of intangible assets, restructuring costs, and certain other non-

recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitor results.
We exclude long-term incentive compensation expense because our long-term incentives generally reflect the use of restricted stock unit grants or cash awards, including incentives directly tied to the performance of the business, while other companies may use different forms of incentives that have different cost impacts, which makes comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets, or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue, and related amortization expense will recur in future periods until expired or written down.
We also exclude certain non-recurring items including one-time strategic action costs and non-recurring shareholder matters, as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.
We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a Non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.
Reconciliation of Net Income (Loss) to Non-GAAP Net Loss
(unaudited)

	Three Months Ended March 31,
(In thousands, except per share data)	2023	2022
Net income (loss)	$(8,356)	$5,214
Long-term incentive compensation	3,923	1,224
Amortization of intangible assets (1)	583	1,382
Restructuring and other related charges	706	2,659
Other non-recurring items (2)	585	(12,144)
Tax impact of adjustments (3)	(1,159)	1,376
Non-GAAP net loss	$(3,718)	$(289)

Non-GAAP net loss per share	$(0.09)	$(0.01)

Shares	40,057	39,577
(1) Includes depreciation and amortization expense directly related to generating cloud subscription revenue of less than $0.1 million and $0 million at March 31, 2023 and 2022, respectively. Costs are recorded in Cost of service and other revenue.
(2) See the footnotes to the Reconciliation of Net Income (Loss) to Adjusted EBITDA for a description of the components of other non-recurring items for each period presented.

(3) The tax impact of adjustments is calculated as 20% of the adjustments in all periods.

Copyright© 2023 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademark of OneSpan North America Inc. or its affiliates in the U.S. and other countries.
Investor Contact:
Joe Maxa
Vice President of Investor Relations
+1-312-766-4009
joe.maxa@onespan.com